Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release Linda McNeill Investor Relations (713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS FOR ITS

2013 FISCAL THIRD QUARTER AND NINE-MONTH PERIOD

ENDED DECEMBER 31, 2012

•	QUARTER AND NINE MONTH GAAP NET INCOME OF $36 MILLION ($1.00 PER DILUTED SHARE) AND $90 MILLION ($2.45 PER DILUTED SHARE)

•	QUARTER AND NINE MONTH ADJUSTED NET INCOME OF $43 MILLION ($1.17 PER DILUTED SHARE) AND $101 MILLION ($2.77 PER DILUTED SHARE), WHICH EXCLUDES THE IMPACT OF ASSET DISPOSITIONS AND SPECIAL ITEMS

•	QUARTER AND NINE MONTH OPERATING REVENUE OF $347 MILLION AND $993 MILLION WITH QUARTER AND NINE MONTH OPERATING CASH FLOW OF $68 MILLION AND $203 MILLION

•	COMPANY INCREASES GUIDANCE RANGE FOR FULL FISCAL YEAR 2013 ADJUSTED EPS FROM $3.25 - $3.55 TO $3.60 - $3.85

HOUSTON, February 4, 2013 – Bristow Group Inc. (NYSE: BRS) today reported net income for the December 2012 quarter of $36.4 million or $1.00 per diluted share compared to net income of $25.5 million or $0.70 per diluted share in the same period a year ago. Adjusted net income, which excludes asset disposition effects and special items, was $42.6 million or $1.17 per diluted share for the December 2012 quarter, an increase of $14.8 million or $0.41 per diluted share over the December 2011 quarter.

Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which excludes asset disposition effects and special items, increased 34% to $109.2 million for the December 2012 quarter compared to $81.8 million in the same period a year ago. Net cash provided by operating activities totaled $67.8 million for the December 2012 quarter compared to $76.9 million in the December 2011 quarter. As of December 31, 2012, cash totaled $231.9 million and our total liquidity, which includes cash and borrowing availability under our revolving credit facility, was $431.3 million.

Operating revenue for the December 2012 quarter increased 17% to $346.7 million from $296.7 million in the December 2011 quarter primarily resulting from:

•	The addition of eight aircraft operating in Canada that contributed $13.8 million in operating revenue ($8.2 million in North America and $5.6 million in Corporate and other),

•

Increases in operating revenue in Europe of $17.6 million, Australia of $8.1 million, West Africa of $9.7 million and the U.S. Gulf of Mexico of $9.0 million, each primarily related to the addition of new contracts and improvements in pricing, and

•	A favorable impact from changes in foreign currency exchange rates that increased gross revenue by $2.9 million (primarily in Europe).

Partially offsetting these increases was a decrease in operating revenue in our Other International Business Unit of $5.2 million as a result of the end of short-term contracts and a decline in activity in certain markets.

The December 2012 quarter’s results also benefitted from a significant increase in earnings from unconsolidated affiliates, related primarily to an improvement in earnings from our investment in Líder in Brazil, which increased from a loss of $0.4 million in the December 2011 quarter to earnings of $4.2 million in the December 2012 quarter. The increase in earnings from Líder is primarily due to additional aircraft on contract with the remaining improvement of $1.7 million resulting from the impact of foreign currency exchange rate changes.

Additionally, we recognized a pre-tax gain on disposal of assets in the December 2012 quarter of $7.4 million compared to a pre-tax loss on disposal of assets in the December 2011 quarter of $2.9 million.

The year-over-year improvement in operating income was driven primarily by the items discussed above and partially offset by the following:

•	A $9.9 million increase in general and administrative expense, primarily resulting from an increase in incentive compensation as a result of our stock price out-performing our peers,

•	An increase in salaries and benefits of $8.6 million and maintenance expense of $7.7 million due to the increase in activity in certain markets and the addition of aircraft operating in Canada,

•	Increased rent expense of $4.8 million resulting from a higher number of aircraft under operating leases, and

•

A $1.3 million allowance for doubtful accounts recorded for accounts receivable due from ATP, a client in the U.S. Gulf of Mexico, which is subject to a disgorgement agreement entered into in connection with ATP’s bankruptcy.

As a result of the year-over-year improvement in operating income, net income and diluted earnings per share each increased 43% over the December 2011 quarter. This improvement was partially offset by the impact of the early retirement of the 7  1/2% Senior Notes due 2017 (“7  1/2% Senior Notes”) and partial repayment of the $225 million 364-day term loan (see Financing Activities below). Adjusted diluted EPS, which excludes asset disposition effects and special items, increased 54% over the December 2011 quarter driven by strong revenue performance and the increase in earnings from unconsolidated affiliates in the December 2012 quarter.

“I am proud of our global team of operations, commercial and support personnel who continue to deliver operational excellence for our clients and valued passengers in the face of significant industry challenges. The significant increase in third quarter revenue, as well as strong earnings and cash flow, are a testament to our commitment to operational excellence, especially to our core value of safety,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “We continue to benefit from improved performance in Australia, West Africa and the U.S. Gulf of

Mexico as well as strength in the U.K. and Norway led by increased activity and improved contract terms. The recent investment in Cougar Helicopters delivered robust growth in this quarter’s financial performance, and future results should continue to benefit from the outstanding personnel, asset quality and growth profile that Cougar possesses.”

Mr. Chiles continued, “We continue to work closely with our clients to mitigate the impact of the aviation authority suspension of flight operations of sixteen large Eurocopter EC225 Super Puma aircraft across our fleet. Despite this situation, we are expecting the improved and consistent financial results experienced over the recent quarters to continue throughout the remainder of fiscal 2013. During times like these, Bristow’s financial strength and commitment to operational excellence – to provide unmatched safety, reliability and hassle-free service – is proving to be a key differentiator for our clients.”

THIRD QUARTER FY2013 BUSINESS UNIT RESULTS

Our investment in the Atlantic Canada market through our affiliate relationship with Cougar Helicopters Inc. (“Cougar”) contributed to the significant improvement in revenue and adjusted EBITDAR margins in North America. Additionally, flight activity with medium and large aircraft in our North America Business Unit continued to drive operating improvement in the U.S. Gulf of Mexico in the December 2012 quarter. Operating revenue increased 39.8% resulting primarily from the additional activity of medium and large aircraft despite no significant change in overall flight hours from the December 2011 quarter. The Cougar investment combined with the increased demand in the U.S. Gulf of Mexico increased North America’s adjusted EBITDAR and EBITDAR margin to $17.3 million and 29.1%, respectively, in the December 2012 quarter compared to $6.3 million and 14.8%, respectively, in the December 2011 quarter.

Prior to the suspension of operations of the twelve Eurocopter EC225 Super Puma aircraft operating in the U.K., strong demand for our services, both from new and existing clients in the Northern North Sea and in Norway, permitted us to add seven new large aircraft to our Europe Business Unit over the past year. These new aircraft, as well as an overall increase in pricing on many of our existing contracts disclosed in the second quarter, led to a 16.5% increase in operating revenue and a 49.7% increase in adjusted EBITDAR over the December 2011 quarter. We executed operating leases for six new large aircraft in this market in late fiscal year 2012 and fiscal year 2013, contributing to the increase in adjusted EBITDAR margin. The additional activity increased Europe’s adjusted EBITDAR and EBITDAR margin to $49.1 million and 39.5%, respectively, in the December 2012 quarter compared to $32.8 million and 30.7%, respectively, in the December 2011 quarter.

Activity levels continue to be strong in our West Africa Business Unit, leading to a 14.5% increase in operating revenue over the December 2011 quarter. Adjusted EBITDAR and adjusted EBITDAR margin improved sequentially from $17.3 million and 26.5%, respectively, in the September 2012 quarter to $26.8 million and 35.0%, respectively, in the December 2012 quarter due to strong activity levels. The additional activity increased West Africa’s adjusted EBITDAR to $26.8 million in the December 2012 quarter compared to $24.8 million in the December 2011 quarter. However, as a result of increases in salary and maintenance costs, adjusted EBITDAR margin decreased from 37.2% in the December 2011 quarter to 35.0% in the December 2012 quarter.

As a result of a 34% increase in flight activity in Australia, driven by new contracts and increased ad hoc work, operating revenue increased by 24.1% in the December 2012 quarter versus the December 2011 quarter. The increase in operating revenue improved Australia’s adjusted EBITDAR and EBITDAR margin to $11.4 million and 27.3%, respectively, in the December 2012 quarter compared to $7.9 million and 23.5%, respectively, in the December 2011 quarter.

Our Other International Business Unit saw an increase in adjusted EBITDAR margin to 55.7% in the December 2012 quarter primarily as a result of an increase in earnings from unconsolidated affiliates related to our investment in Líder, which contributed earnings of $4.2 million in the December 2012 quarter compared to a loss of $0.4 million during the December 2011 quarter.

YTD FY2013 RESULTS

•	Operating revenue increased 13% to $993.3 million compared to $880.5 million for the same period a year ago.

•	Operating income increased 80% to $161.4 million compared to $89.6 million for the same period a year ago.

•

Net income increased 82% to $89.7 million or $2.45 per diluted share compared to $49.3 million or $1.34 per diluted share for the same period a year ago. Adjusted net income increased 43% to $101.3 million or $2.77 per diluted share compared to $71.1 million or $1.93 per diluted share in the same period a year ago.

•

Adjusted EBITDAR increased 26% to $278.0 million compared to $220.0 million for the same period a year ago. Net cash provided by operating activities totaled $202.7 million compared to $193.9 million for the same period a year ago.

COMPETITOR’S EUROCOPTER EC225 INCIDENT

On October 22, 2012, an incident occurred with a Eurocopter EC225 Super Puma helicopter operated by another helicopter company, which resulted in a controlled ditching on the North Sea, south of the Shetland Isles, U.K. Following the ditching, all 19 passengers and crew were recovered safely and without injuries.

Related to this incident, the Civil Aviation Authorities (“CAAs”) in the U.K. and Norway issued safety directives in October 2012, requiring operators to suspend operations of the affected aircraft. As a result, we will not be operating a total of sixteen large Eurocopter EC225 Super Puma helicopters until further notice: twelve in the U.K., three in Australia and one in Norway. Our other commercial aircraft continue to operate globally.

In order to mitigate the impact of this suspension on our clients, we have increased utilization of other in-region aircraft, implemented contingency plans designed to return to service previously stored Eurocopter AS332L helicopters not affected by the CAA safety directives and entered into an agreement on November 7, 2012 to purchase ten Sikorsky S-92 large aircraft with options for 16 more.

Currently, no contracts have been cancelled, and we believe we have the contractual right to continue to receive the monthly standing charges billed to our clients. However, in certain instances we are not receiving payment for the monthly standing charges in a timely manner, and we are in discussions with our clients regarding these charges. While the lack of timely payment of these monthly standing charges did not have a material impact on the results of operations for the three or nine months ended December 31, 2012, we are currently unable to determine whether the October 22nd incident and the resulting actions taken by the CAAs will have a material adverse effect on our future business, financial condition or results of operations.

COUGAR INVESTMENT

In early October 2012, we completed our investment in 40 newly issued Class B shares (“Class B Shares”) of the capital of Cougar, the largest offshore energy and search and rescue (“SAR”) helicopter service provider in Canada, and certain aircraft, facilities and inventory used by Cougar in its operations, for $250 million, of which $23.8 million had been previously paid for an aircraft and certain other advances, resulting in a net cash outlay of $226.2 million. Cougar’s operations are primarily focused on serving the offshore oil and gas industry off Canada’s Atlantic coast and in the Arctic. The operating assets purchased include eight Sikorsky S-92 large helicopters, inventory and helicopter passenger, maintenance and SAR facilities located in St. John’s, Newfoundland and Labrador and Halifax, Nova Scotia. The purchased aircraft and facilities are leased to Cougar on a long-term basis. The Class B Shares represent 25% of the voting power and 40% of the economic interests in Cougar. In addition to the $250 million initial cash consideration, the terms of the purchase agreement include a potential earn-out of $40 million payable over three years based on Cougar achieving certain agreed performance targets.

FINANCING ACTIVITIES

During the December 2012 quarter, we raised $675 million through the offering of $450 million of 6 1/4% senior notes due 2022 (“6  1/4% Senior Notes”) and proceeds from a $225 million 364-day term loan (“364-Day Term Loan”). Net proceeds from the issuance of the 6  1/4% Senior Notes were used to purchase and redeem all $350 million of our 7  1/2% Senior Notes and for general corporate purposes, and proceeds from the 364-Day Term Loan were used to complete the Cougar investment. Additionally, in December 2012, we completed the sale and leaseback of one large aircraft.

During the December 2012 quarter, we incurred $14.9 million in premium and fees for the cash tender offer and redemption of the 7  1/2% Senior Notes which is included in extinguishment of debt on our condensed consolidated statements of income. Additionally, we wrote-off $2.9 million of unamortized deferred financing fees related to the 7  1/2% Senior Notes, which is included in interest expense on our condensed consolidated statements of income. On October 1, 2012, we entered into an agreement which provided for the 364-Day Term Loan. Proceeds from the 364-Day Term Loan were used to finance the purchase of the Class B Shares of Cougar in Canada and certain aircraft, facilities and inventory used by Cougar in its operations. During the December 2012 quarter, we repaid $115.0 million of the 364-Day Term Loan and wrote-off $1.5 million of deferred financing fees included in interest expense on our condensed consolidated statement of income.

DIVIDEND AND SHARE REPURCHASES

On January 31, 2013, our Board of Directors declared an eighth consecutive quarterly dividend. This dividend of $0.20 per share will be paid on March 15, 2013 to shareholders of record on March 1, 2013. Based on shares outstanding as of December 31, 2012, the total quarterly dividend payment will be approximately $7.2 million. Also on November 2, 2012, our Board of Directors authorized the expenditure of up to $100 million to repurchase shares of our common stock for up to 12 months from that date. During the December 2012 quarter, we spent $1.2 million to repurchase 24,709 shares.

GUIDANCE

Bristow is increasing the adjusted earnings per share guidance range of $3.25 to $3.55 provided in May 2012 for the full fiscal year 2013 to $3.60 to $3.85.

“We have increased our fiscal 2013 guidance based on the strong results and consistent performance of our first three fiscal quarters and the contribution expected from our recent investment in Cougar, taking into account continued uncertainty around the suspension of operations of our sixteen Eurocopter EC225 Super Puma aircraft,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “In addition to the fiscal 2013 adjusted earnings per share guidance update, we are also now providing a long term average adjusted earnings growth rate of 10-15% per year as management’s perspective on the growth profile of our business in the long run. This is a testament to our global operations and commercial teams’ dedication to operational excellence and the predictable business model for our clients and shareholders.”

As a reminder, our earnings per share guidance does not include gains and losses on disposal of assets as well as special items because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards nor the impact from any significant acquisitions and divestitures. Changes, events or other circumstances that we cannot currently anticipate or predict could result in earnings per share for fiscal year 2013 that are significantly above or below this guidance, including the impact of the recent suspension of operations of Eurocopter EC225 Super Puma aircraft and changes in the market and industry. Factors that could cause such changes are described below under Forward-Looking Statements Disclosure.

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Tuesday, February 5, 2013 to review financial results for the fiscal year 2013 third quarter ended December 31, 2012. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2013 Third Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-6009

•	Replay: A telephone replay will be available through February 19, 2013 and may be accessed by calling toll free 1-800-406-7325, passcode: 4588197#

Via Telephone outside the U.S.:

•	Live: Dial 1-480-629-9818

•	Replay: A telephone replay will be available through February 19, 2013 and may be accessed by calling 1-303-590-3030, passcode: 4588197#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Canada, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, revenue growth, margins, the impact of activity levels, business performance, the October 2012 incident and resulting actions taken by the CAA in the U.K., and other market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2012 and the annual report on Form 10-K for the fiscal year ended March 31, 2012. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share

amounts, percentages and flight hours)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011

Gross revenue:
Operating revenue from non-affiliates	$326,481	$290,848	$960,993	$856,657
Operating revenue from affiliates	20,199	5,853	32,292	23,861
Reimbursable revenue from non-affiliates	41,657	34,557	123,330	102,531
Reimbursable revenue from affiliates	132	77	216	383

	388,469	331,335	1,116,831	983,432

Operating expense:
Direct cost	224,739	200,283	672,002	600,540
Reimbursable expense	39,434	33,258	118,240	99,162
Impairment of inventories	—	—	—	24,610
Depreciation and amortization	24,867	22,709	69,560	70,848
General and administrative	41,623	31,768	114,308	100,716

	330,663	288,018	974,110	895,876

Gain (loss) on disposal of assets	7,396	(2,865)	819	(3,060)
Earnings from unconsolidated affiliates, net of losses	8,918	3,101	17,901	5,057

Operating income	74,120	43,553	161,441	89,553

Interest income	134	129	485	453
Interest expense	(14,742)	(9,756)	(32,113)	(28,170)
Extinguishment of debt	(14,932)	—	(14,932)	—
Other income (expense), net	(106)	(323)	(1,255)	608

Income before provision for income taxes	44,474	33,603	113,626	62,444
Provision for income taxes	(7,788)	(7,118)	(22,310)	(11,779)

Net income	36,686	26,485	91,316	50,665
Net income attributable to noncontrolling interests	(294)	(953)	(1,594)	(1,377)

Net income attributable to Bristow Group	$36,392	$25,532	$89,722	$49,288

Diluted earnings per common share	$1.00	$0.70	$2.45	$1.34
Operating margin	21.4%	14.7%	16.3%	10.2%
Flight hours	49,733	50,849	159,899	160,910

Non-GAAP financial measures:
Adjusted operating income	$66,724	$46,418	$160,000	$119,900
Adjusted operating margin	19.2%	15.6%	16.1%	13.6%
Adjusted EBITDAR	$109,223	$81,769	$277,950	$220,029
Adjusted EBITDAR margin	31.5%	27.6%	28.0%	25.0%
Adjusted net income	$42,632	$27,790	$101,304	$71,089
Adjusted diluted earnings per share	$1.17	$0.76	$2.77	$1.93

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2012	March 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$231,898	$261,550
Accounts receivable from non-affiliates	267,549	280,985
Accounts receivable from affiliates	7,206	5,235
Inventories	169,255	157,825
Assets held for sale	14,828	18,710
Prepaid expenses and other current assets	23,195	12,168

Total current assets	713,931	736,473
Investment in unconsolidated affiliates	267,225	205,100
Property and equipment – at cost:
Land and buildings	107,057	80,835
Aircraft and equipment	2,357,774	2,099,642

	2,464,831	2,180,477
Less – Accumulated depreciation and amortization	(480,393)	(457,702)

	1,984,438	1,722,775
Goodwill	29,826	29,644
Other assets	55,138	46,371

Total assets	$3,050,558	$2,740,363

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$62,864	$56,084
Accrued wages, benefits and related taxes	50,526	44,325
Income taxes payable	12,908	9,732
Other accrued taxes	7,818	5,486
Deferred revenue	19,581	14,576
Accrued maintenance and repairs	18,344	14,252
Accrued interest	6,435	2,300
Other accrued liabilities	27,123	23,005
Deferred taxes	12,173	15,070
Short-term borrowings and current maturities of long-term debt	130,313	14,375

Total current liabilities	348,085	199,205
Long-term debt, less current maturities	770,262	742,870
Accrued pension liabilities	115,721	111,742
Other liabilities and deferred credits	52,350	16,768
Deferred taxes	147,316	147,954
Commitments and contingencies
Stockholders’ investment:
Common stock	366	363
Additional paid-in capital	724,805	703,628
Retained earnings	1,061,648	993,435
Accumulated other comprehensive loss	(153,679)	(159,239)
Treasury shares, at cost	(26,304)	(25,085)

Total Bristow Group Inc. stockholders’ investment	1,606,836	1,513,102
Noncontrolling interests	9,988	8,722

Total stockholders’ investment	1,616,824	1,521,824

Total liabilities and stockholders’ investment	$3,050,558	$2,740,363

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended December 31,
	2012	2011

Cash flows from operating activities:
Net income	$91,316	$50,665
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,560	70,848
Deferred income taxes	(5,170)	(6,816)
Write-off of deferred financing fees	2,889	—
Discount amortization on long-term debt	2,663	2,507
(Gain) loss on disposal of assets	(819)	3,060
Impairment of inventories	—	24,610
Extinguishment of debt	14,932	—
Stock-based compensation	9,008	9,664
Equity in earnings from unconsolidated affiliates (in excess of) less than dividends received	(4,343)	7,716
Tax benefit related to stock-based compensation	(361)	(130)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	6,732	21,677
Inventories	(10,039)	6,921
Prepaid expenses and other assets	(8,038)	7,382
Accounts payable	2,554	(15,741)
Accrued liabilities	28,029	8,741
Other liabilities and deferred credits	3,810	2,838

Net cash provided by operating activities	202,723	193,942

Cash flows from investing activities:
Capital expenditures	(427,370)	(250,425)
Proceeds from asset dispositions	130,922	103,537
Investment in unconsolidated affiliate	(51,179)	—

Net cash used in investing activities	(347,627)	(146,888)

Cash flows from financing activities:
Proceeds from borrowings	675,000	159,993
Debt issuance costs	(10,345)	(871)
Repayment of debt and debt redemption premiums	(549,234)	(36,214)
Partial prepayment of put/call obligation	(48)	(47)
Acquisition of noncontrolling interests	—	(262)
Repurchase of common stock	(1,218)	(25,085)
Common stock dividends paid	(21,509)	(16,236)
Issuance of common stock	11,515	2,611
Tax benefit related to stock-based compensation	361	130

Net cash (used in) provided by financing activities	104,522	84,019
Effect of exchange rate changes on cash and cash equivalents	10,730	(2,526)

Net increase in cash and cash equivalents	(29,652)	128,547
Cash and cash equivalents at beginning of period	261,550	116,361

Cash and cash equivalents at end of period	$231,898	$244,908

BRISTOW GROUP INC. AND SUBSIDIARIES

SELECTED OPERATING DATA

(In thousands, except flight hours and percentages)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
Europe	14,399	14,009	47,535	43,532
West Africa	11,060	11,034	32,449	31,283
North America	17,159	17,609	57,889	58,901
Australia	3,247	2,425	9,000	8,186
Other International	3,868	5,772	13,026	19,008

	49,733	50,849	159,899	160,910

Operating revenue:
Europe	$124,418	$106,837	$372,646	$328,827
West Africa	76,541	66,866	208,169	180,193
North America	59,327	42,430	168,934	134,203
Australia	41,554	33,490	118,173	104,879
Other International	31,983	37,207	97,295	106,947
Corporate and other	13,786	10,261	30,023	26,543
Intrasegment eliminations	(929)	(390)	(1,955)	(1,074)

Consolidated total	$346,680	$296,701	$993,285	$880,518

Operating income (loss):
Europe	$31,235	$20,792	$80,119	$67,627
West Africa	22,883	18,130	52,444	45,481
North America	8,560	1,834	21,165	5,989
Australia	6,237	3,139	19,575	8,239
Other International	13,754	12,453	31,495	26,452
Corporate and other	(15,945)	(9,930)	(44,176)	(61,175)
Loss on disposal of assets	7,396	(2,865)	819	(3,060)

Consolidated total	$74,120	$43,553	$161,441	$89,553

Operating margin:
Europe	25.1%	19.5%	21.5%	20.6%
West Africa	29.9%	27.1%	25.2%	25.2%
North America	14.4%	4.3%	12.5%	4.5%
Australia	15.0%	9.4%	16.6%	7.9%
Other International	43.0%	33.5%	32.4%	24.7%
Consolidated total	21.4%	14.7%	16.3%	10.2%

Adjusted EBITDAR:
Europe	$49,095	$32,802	$132,004	$104,192
West Africa	26,826	24,846	65,286	61,935
North America	17,279	6,267	41,246	22,382
Australia	11,351	7,885	32,442	20,563
Other International	17,814	17,800	43,529	41,132
Corporate and other	(13,142)	(7,831)	(36,557)	(30,175)

Consolidated total	$109,223	$81,769	$277,950	$220,029

Adjusted EBITDAR margin:
Europe	39.5%	30.7%	35.4%	31.7%
West Africa	35.0%	37.2%	31.4%	34.4%
North America	29.1%	14.8%	24.4%	16.7%
Australia	27.3%	23.5%	27.5%	19.6%
Other International	55.7%	47.8%	44.7%	38.5%
Consolidated total	31.5%	27.6%	28.0%	25.0%

BRISTOW GROUP INC. AND SUBSIDIARIES

AIRCRAFT COUNT

As of December 31, 2012

(Unaudited)

	Aircraft in Consolidated Fleet
	Helicopters				Fixed Wing	Total (1)(2)	Unconsolidated Affiliates (3)
	Small	Medium	Large	Training				Total
Europe	—	12	48	—	—	60	64	124
West Africa	9	25	6	—	3	43	—	43
North America	66	24	10	—	—	100	—	100
Australia	2	10	13	—	—	25	—	25
Other International	3	33	14	—	—	50	136	186
Corporate and other	—	—	—	78	—	78	—	78

Total	80	104	91	78	3	356	200	556

Aircraft not currently in fleet: (4)

On order	—	10	27	—	—	37
Under option	—	28	37	—	—	65

(1)	Includes 17 aircraft held for sale and 61 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters				Fixed Wing
	Small	Medium	Large	Training		Total
Europe	—	2	2	—	—	4
West Africa	—	1	—	—	—	1
North America	—	—	—	—	—	—
Australia	—	4	—	—	—	4
Other International	—	8	—	—	—	8
Corporate and other	—	—	—	—	—	—

Total	—	15	2	—	—	17

	Leased Aircraft in Consolidated Fleet
	Helicopters				Fixed Wing
	Small	Medium	Large	Training		Total
Europe	—	—	10	—	—	10
West Africa	—	1	—	—	—	1
North America	1	11	2	—	—	14
Australia	2	—	3	—	—	5
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	31	—	31

Total	3	12	15	31	—	61

(2)	The average age of our fleet, excluding training aircraft, was 11 years as of December 31, 2012.
(3)	The 200 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us.
(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES

GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. Adjusted EBITDAR is calculated by taking our net income and adjusting for interest expense, depreciation and amortization, rent expense, benefit (provision) for income taxes, gain (loss) on disposal of assets and special items, if any. Adjusted operating income, adjusted net income and adjusted diluted earnings per share are each adjusted for gain (loss) on disposal of assets and special items, if any, during the reported periods. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our results because they exclude amounts that management does not consider when assessing and measuring the operational and financial performance of the organization, as further discussed in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2012. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
	(In thousands, except per share amounts)
Adjusted operating income	$66,724	$46,418	$160,000	$119,900
Gain (loss) on disposal of assets	7,396	(2,865)	819	(3,060)
Special items	—	—	622	(27,287)

Operating income	$74,120	$43,553	$161,441	$89,553

Adjusted EBITDAR	$109,223	$81,769	$277,950	$220,029
Gain (loss) on disposal of assets	7,396	(2,865)	819	(3,060)
Special items	(14,932)	—	(14,310)	(24,610)
Depreciation and amortization	(24,867)	(22,709)	(69,560)	(70,848)
Rent expense	(17,604)	(12,836)	(49,160)	(30,897)
Interest expense	(14,742)	(9,756)	(32,113)	(28,170)
Provision for income taxes	(7,788)	(7,118)	(22,310)	(11,779)

Net income	$36,686	$26,485	$91,316	$50,665

Adjusted net income	$42,632	$27,790	$101,304	$71,089
Gain (loss) on disposal of assets (i)	6,101	(2,258)	658	(2,482)
Special items (i)	(12,341)	—	(12,240)	(19,319)

Net income attributable to Bristow Group	$36,392	$25,532	$89,722	$49,288

Adjusted diluted earnings per share	$1.17	$0.76	$2.77	$1.93
Gain (loss) on disposal of assets (i)	0.17	(0.06)	0.02	(0.07)
Special items (i)	(0.34)	—	(0.33)	(0.53)
Diluted earnings per share	1.00	0.70	2.45	1.34

(i)

These amounts are presented after applying the appropriate tax effect to each item and dividing by the weighted average shares outstanding during the related period to calculate the earnings per share impact.

The 7  1/2% Senior Notes retirement (the premium and write-off of deferred financing fees) and write-off of deferred financing fees for the 364-Day Term Loan have been identified as special items for the three months ended December 31, 2012 as they are not considered by management to be part of our normal operations when assessing and measuring the operational and financial performance of the organization. The impact of these items on our adjusted operating income, adjusted EBITDAR, adjusted net income and adjusted diluted earnings per share is as follows:

	Three Months Ended December 31, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
7 1/2% Senior Notes retirement	$—	$14,932	$11,377	$0.31
364-Day Term Loan financing fees	—	—	964	0.03

Total special items	$—	$14,932	$12,341	0.34

A correction of a calculation error related to Líder severance costs in the Southern North Sea, the 7  1/2% Senior Notes retirement (the premium and write-off of deferred financing costs) and write-off of deferred financing fees for the 364-Day Term Loan have been identified as special items for the nine months ended December 31, 2012 and non-cash impairment charges related to inventory spare parts and the abandonment of assets at the Creole, Louisiana location have been identified as special items for the nine months ended December 31, 2011 as they are not considered by management to be part of our normal operations when assessing and measuring the operational and financial performance of the organization. The impact of these items on our adjusted operating income, adjusted EBITDAR, adjusted net income and adjusted diluted earnings per share is as follows:

	Nine Months Ended December 31, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Líder correction	$(2,784)	$(2,784)	$(1,809)	$(0.05)
Severance costs for termination of a contract	2,162	2,162	1,708	0.05
7 1/2% Senior Notes retirement	—	14,932	11,377	0.31
364-Day Term Loan financing fees	—	—	964	0.03

Total special items	$(622)	$14,310	$12,240	0.33

	Nine Months Ended December 31, 2011
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Impairment of inventories	$24,610	$24,610	$17,579	$0.48
Impairment of assets in Creole, Louisiana	2,677	—	1,740	0.05

Total special items	$27,287	$24,610	$19,319	0.53

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